Exhibit10.2

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of November 19, 2020 (the “Effective Date”) by and between ROX FINANCIAL INC., a Delaware corporation (“Licensor”), and ROX FINANCIAL LP, a Delaware series limited partnership on its behalf and on behalf of each series created by Licensee and the subsidiaries of each series (collectively, “Licensee”), for the purpose of granting Licensee a limited license to use certain intellectual property furnished by Licensor.

WHEREAS, Licensor is the owner of certain intellectual property to be used by Licensee in the business of each series created by Licensee and the subsidiaries of each series (collectively, the “Business”);

WHEREAS, Licensee owns certain assets that are managed by subsidiaries of Licensor;

WHEREAS, the parties desire for Licensor to license to Licensee the intellectual property described below for use in the operation of the Business;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.	DEFINITIONS. As used in this Agreement:

1.1“Affiliate” means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

1.2“Improvement” means any improvement, modification, enhancement and/or derivative work of the Intellectual Property, and all Intellectual Property Rights in any such improvement, modification, enhancement and/or derivative work, that is invented, created, developed, or acquired by or for Licensee after the Effective Date.

1.3“Intellectual Property” means the trademark and tradename “ROX” and the technology licensed under this Agreement as more fully described on Exhibit A attached hereto, including all related technical information, data, files, documentation, and other materials, whether in whole or in part, including any and all improvements, modifications, enhancements, and/or derivative works and copies of the foregoing, whether tangible or intangible, and regardless of the form or media in or on which they may exist.

1.4“Intellectual Property Rights” mean collectively, any and all now known or hereafter known tangible and intangible intellectual property rights or similarly protected rights in any country, now or in the future, whether or not registered, perfected or reduced to practice, and whether arising by operation of law, contract, license, or otherwise, including, without limitation: (i) copyrights and other rights associated with works of authorship throughout the world, including but not limited to, copyrights and moral rights (including the right of an author to be known as the author of a work); (ii) know-how, processes, principles, conceptual frameworks, and trade secret rights; (iii)

patent rights and inventor’s certificates; (iv) rights related to designs; (v) rights in data, databases, or algorithms; (vi) trademark and service mark rights (whether arising under common law or registered under state or federal law), rights in trade names or brand names, trade dress rights, and similar rights; and (vii) to the extent applicable, all registrations, applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues hereof now or hereafter in force, including any rights in any of the foregoing.

2.	LICENSE GRANT, OWNERSHIP, AND CONDITIONS OF USE.

2.1Licensor hereby grants to Licensee a non-exclusive, royalty free, non-transferable, nonsublicensable, worldwide, right and license, on an as-is basis, to use the Intellectual Property in connection with the Business.

2.2The Intellectual Property shall remain the exclusive property of Licensor and nothing in this Agreement shall give Licensee any right, title or interest in or to the Intellectual Property except the limited licenses expressly granted in this Agreement.  All use by Licensee of any trademarks, service marks, logos, or trade dress licensed hereunder (collectively, the “Licensed Marks”), and all goodwill associated with such use, shall inure to the benefit of Licensor. All rights in and to the Intellectual Property not expressly granted to Licensee in this Agreement are reserved by Licensor.

2.3The Improvements and all Intellectual Property Rights therein shall be exclusively owned by Licensor.  Licensee shall, and hereby does, assign all of its rights, title and interest in and to such Improvements to Licensor.

2.4Licensor, at its election, may provide support, maintenance, upgrades, modifications or new releases for any software components of the Intellectual Property or any related documentation under this Agreement.  Licensor may revise and discontinue any part of the Intellectual Property at any time without Notice to the Licensee.

2.5Licensee may not register any of the Intellectual Property in any jurisdiction without Licensor’s express prior written consent, and Licensor shall retain the exclusive right to apply for and obtain registrations for the Intellectual Property throughout the world.

2.6Licensee acknowledges that Licensor does not have Intellectual Property Rights in the Intellectual Property in every jurisdiction throughout the world and that this grant is limited to the extent Licensor has such rights.

2.7Licensee may use the Licensed Marks only in a form which is in accordance with Licensor’s usage guidelines (if and when such guidelines are adopted by Licensor from time to time) and sound trademark practice so as not to weaken the value of the Licensed Marks.  Licensee may use the Licensed Marks only in a manner that does not derogate, based on an objective business standard, Licensor’s rights in the Licensed Marks or the value of the Licensed Marks, and shall must take no action that would, based on an objective business standard, interfere with, diminish or tarnish those rights or value.

2.8To protect and promote the goodwill symbolized by the Licensed Marks, Licensee will insure that the goods and services provided by Licensee in connection with the Licensed Marks are of the same high quality as the services marketed or otherwise provided by Licensor.  Licensor shall have the right to monitor the quality of the goods and services provided and promotional materials used by Licensee, and Licensee shall use reasonable efforts to assist Licensor in monitoring the quality of the goods and services provided and promotional materials used by Licensee (including, without limitation, by providing samples when requested by Licensor).  If Licensor discovers any improper use of the Licensed Marks and delivers to Licensee a Notice (as defined below) describing in detail the improper use, Licensee shall remedy the improper use immediately.

3.	WARRANTIES.

3.1Each party hereby represents and warrants that: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation; (ii) it has the legal right and authority to enter into and perform its obligations under this Agreement; (iii) the execution and performance of this Agreement will not conflict with or violate any provision of any law having applicability to such party; and (iv) this Agreement, when executed and delivered, will constitute a valid and binding obligation of such party and will be enforceable against such party in accordance with its terms. Licensor represents and warrants that, as of the Effective Date, to its actual knowledge, the Intellectual Property does not infringe the Intellectual Property Rights of any third party.

3.2Licensor hereby disclaims any express or implied warranty or representation as to the scope, enforceability or validity of the Intellectual Property. With the exception of the representations made in Section 3.1, Licensor disclaims and Licensee waives all warranties, whether express or implied, including, without limitation, all implied warranties of title, noninfringement, merchantability or fitness for a particular purpose.

3.2 THIS NON-EXCLUSIVE LICENSE DOES NOT CONSTITUTE A SALE OF THE INTELLECTUAL PROPERTY.  IT IS A GRANT OF PERMISSION TO USE THE INTELLECTUAL PROPERTY.  THIS AGREEMENT DOES NOT TRANSFER TO LICENSEE TITLE TO THE INTELLECTUAL PROPERTY AND THE LICENSEE DOES NOT HAVE SOLE AND EXCLUSIVE RIGHTS TO THE USE OF THE INTELLECTUAL PROPERTY OR ANY PART THEREOF OR ANY INCLUDED OR RELATED TECHNOLOGY OR SOFTWARE. Licensee agrees to use the Intellectual Property and any related documentation only in a manner that complies with all applicable laws in the jurisdictions in which it uses the Intellectual Property and documentation, including, but not limited to, applicable restrictions concerning copyright, trademarks, trade secrets, and other Intellectual Property Rights. Unless otherwise permitted herein or by the Licensor, Licensee has no rights to, and will not sell, assign, lease, license, sublicense, market, transfer, encumber, or otherwise suffer to exist any lien or security interest on, nor allow any third person, firm, company or other entity to use, copy, reproduce, or disclose the Intellectual Property, whether in whole or in part, in any manner whatsoever.

4.	INFRINGEMENT CLAIMS.

4.1Licensor shall have the first right, but no obligation, in its sole and absolute discretion, to defend at its own expense any action against Licensee brought by a third party to the extent that the action is based only upon a claim that the Intellectual Property or the use of the Intellectual Property infringes any Intellectual Property Rights of any third party.  Licensee shall give Notice to Licensor promptly of such action.  If Licensor elects to defend such action, Licensor will pay those costs and damages finally awarded against Licensee in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action.  In the event that Licensor elects to defend such action, (i) Licensor shall have sole control of the defense thereof and any related settlement negotiations, (ii) Licensee shall cooperate fully with Licensor and, at Licensor’s request and expense, assist in such defense, and (iii) Licensor shall have the option to settle any such dispute or institute a suit, if necessary, by counsel of Licensor’s choice, under Licensor’s control, and at Licensor’s expense.

4.2In the event that Licensor or Licensee become aware of any material unauthorized use, infringement, misappropriation, or other violation of the Intellectual Property (each a “Violation”), the applicable party shall promptly notify the other party.  Licensor shall have the first right, but no obligation, in its sole and absolute discretion, take all action necessary to enforce its rights to the Intellectual Property and cause such unauthorized use to cease, including settling any dispute which arises and instituting suit, if necessary, by counsel of Licensor’s choice, under Licensor’s control and at Licensor’s expense, and Licensee shall cooperate fully and otherwise provide proper assistance to the Licensor at no expense to Licensee.

4.3If Licensor declines to pursue any Violation, Licensee shall have the right, but not the obligation, to pursue any enforcement of the Intellectual Property against such Violation at the cost of Licensee. Licensor will reasonably cooperate with Licensee in such enforcements, including joining such action if it is an indispensable party. Licensee will be responsible for all out-of-pocket costs, expenses, and legal fees incurred by each of Licensee and Licensor in connection with enforcing or defending any claim, suit, or action against such third party infringer initiated by Licensee, including without limitation all such costs, expenses and legal fees that may be incurred by Licensee or Licensor with respect to a counter-claim filed by the infringing third party under a claim made by Licensee.

5.	LIMITATION OF LIABILITY.

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY, BUSINESS

INTERRUPTION, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF THE PARTY FROM WHICH SUCH DAMAGES ARE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.	TERM AND TERMINATION.

6.1This Agreement shall become effective on the Effective Date, shall remain in full force and effect for an initial term of ten (10) years and, thereafter, shall renew automatically on each subsequent anniversary of the Effective Date for a one-year period, unless terminated earlier in accordance with Section 6.2 below or upon ninety (90) days’ prior Notice by either party prior to the end of the initial term or any renewal term (collectively, the “Term”).

6.2This Agreement may be terminated upon the mutual consent of the parties hereto or in the case of material breach by the non-breaching party.  The party seeking to terminate this Agreement pursuant to a material breach must give Notice of the alleged breach, and the other party shall have thirty (30) days to cure the alleged breach, or to take action which is mutually agreeable to the parties and which is reasonably calculated to cure the alleged breach within a reasonable period of time.

6.3Upon termination of this Agreement for any reason, all rights to the Intellectual Property granted in this Agreement will immediately cease to exist, and Licensee must promptly discontinue all use of the Intellectual Property and immediately return to Licensor the Intellectual Property.

7.	CONFIDENTIAL AND PROPRIETARY INFORMATION.

7.1Each party hereto acknowledges that in the course of performing its obligations pursuant to this Agreement, each such party will be provided with and have access to confidential and proprietary information of the other party hereto, whether or not the information provided is designated as confidential or proprietary (collectively, the “Confidential Information”).  Thus, each party hereto agrees (i) to treat such information as confidential, (ii) to restrict the use of such information to matters relating to the performance of this Agreement and (iii) to restrict access to such information to such officers, directors, managers, employees, lenders and other advisors and each of their respective affiliates, subsidiaries and agents, whose access is necessary to the implementation of this Agreement.  All copies of Confidential Information shall be returned by the receiving party to the disclosing party upon request, except to the extent (including, without limitation, pursuant to such receiving party’s ordinary course data retention policies) that such information is to be retained pursuant to this Agreement.

7.2The foregoing restrictions shall not apply to Confidential Information which: (i) is, or becomes, publicly known otherwise than through a wrongful act of a party hereto or their respective employees, or agents; (ii) is in possession of a party hereto or its employees, or agents prior to receipt from the disclosing party, provided that the person or persons providing the same have not had access to the information from the disclosing party; (iii) is furnished to others by the disclosing party without restrictions similar to those herein on the right of the receiving party to use or disclose; (iv) is approved herein or in writing by the disclosing party for disclosure by a receiving party or its agents or employees to a third party; or (v) is independently generated and not derived from confidential information.

8.	GENERAL.

8.1Licensee acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the Intellectual Property. Licensee agrees that it will not export or re-export the Intellectual Property in any form in violation of the export or import laws of the United States or any foreign jurisdiction. Licensee will defend, indemnify, and hold harmless Licensor from and against any violation of such laws or regulations by Licensee or any of its agents, officers, directors or employees.

8.2All notices, consents, and approvals under this Agreement (each, a “Notice”) must be delivered in writing by electronic mail to the other party at the address set forth below, and will be effective upon receipt. Either party may change its address by giving Notice of the new address to the other party.

FOR LICENSOR:

ROX Financial Inc.

accountingnotice@roxfinancial.com

FOR LICENSEE:

ROX Financial GP LLC, as the general partner of ROX Financial LP

legalnotice@roxfinancial.com

8.3This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware, without regard to conflicts of laws rules or principles thereof.  LICENSOR AND LICENSEE IRREVOCABLY CONSENT TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION THEREOF, ANY OTHER COURT LOCATED IN THE STATE OF DELAWARE) FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, AND EACH WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE REGARDING THE CHOICE OF FORUM, WHETHER BASED ON PERSONAL JURISDICTION, VENUE, FORUM NON CONVENIENS OR ON ANY OTHER GROUNDS.

8.4Licensee and Licensor agree to execute and deliver such other documents and papers and to do such other acts and things as may be reasonably necessary more fully to effect the intent and purposes of this Agreement.  Each party agrees to exercise its rights and perform its obligations hereunder in good faith.

8.5Licensee may not assign this Agreement and/or any rights and/or obligations hereunder without the prior written consent of Licensor, which consent may be granted, withheld, conditioned or delayed in Licensor’s sole and absolute discretion.  Any attempted assignment by Licensee without consent is void.

8.6If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and/or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.  In the event a provision of this Agreement is found to be invalid or unenforceable, the parties will negotiate in good faith to agree on a lawful provision having as near the same economic effect as the unenforceable provision.

8.7This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement.  Executed counterparts transmitted by electronic mail shall be binding on the parties.

8.8This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto as of the Effective Date, and no alteration, modification or interpretation of this Agreement shall be binding unless in writing and signed by both parties.

8.9All headings or captions appearing herein are for convenience only, shall not be considered a part of this Agreement, for any purpose or as, in any way interpreting, construing, varying, altering, or modifying this Agreement or any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Licensor and ROX Financial LP, on behalf of Licensee, have executed this Agreement as of the first date written above.

ROX FINANCIAL INC.		ROX FINANCIAL LP ROX FINANCIAL GP LLC, its general partner

By	/s/ Effi Atad	By	/s/ Anthony Moro
Name	Effi Atad	Name	Anthony Moro
Title	Chief Executive Officer	Title	President

By	/s/ David Ronn	By	/s/ David Ronn
Name	David Ronn	Name	David Ronn
Title	General Counsel	Title	Chief Legal Officer

EXHIBIT A

Intellectual Property

1.	The following applications, technology and the work product thereof:

a.	an investor application that provides disclosure and investment data, including provide financial, market, trading data and stacking plans for current and prospective investors;
b.

a property owners’ application that provides a platform for asset owners to communicate property-level information including for management of the due diligence process, to add files, and for periodic information for investors and for governance purposes; and

c.

an administrative application to aggregate, compile and present data in support of third-party accounting, auditing and reporting and to manage the properties, add new articles, Frequently Asked Questions and data for the investor/property owner applications.

2.	The following technology components:
a.	proprietary programming, including front-end, server-side and database coding;
b.	property data algorithms created and used to collect and disseminate information from various data sources regarding real property;
c.	news data algorithms created and used to collect and present news and topic modelling services; and
d.	construct stacking plan software to provide automated stacking plans for income producing real property.
3.	The website www.roxfinancial.com
4.	Such other applications, technology and work product therefrom as Licensor determines from time to time.
5.	The ROX logo: